      As filed with the United States Securities and Exchange Commission on
                               December 21, 2004

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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                            LUCENT TECHNOLOGIES INC.
             (Exact Name of Registrant as Specified in Its Charter)


         Delaware                                             22-3408857
        (State of                                          (I.R.S. Employer
Incorporation or Organization)                            Identification No.)

                               600 Mountain Avenue
                          Murray Hill, New Jersey 07974
                                 (908) 582-8500
                    (Address of Principal Executive Offices)

                    ----------------------------------------


      If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ ]

      If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ X ]

      Securities Act registration statement file number to which this form relates:_________________ (if applicable)

      Securities to be registered pursuant to Section 12(b) of the Act: none

      Securities to be registered pursuant to Section 12(g) of the Act:

          warrants to purchase common stock, par value $0.01 per share

          ------------------------------------------------------------
                                (Title of Class)



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
Item 1:  Description of Registrant's Securities to be Registered.

         Lucent Technologies Inc. has issued warrants to purchase its common stock, par value $0.01 per share. A complete description of the terms of the warrants is set forth in the Warrant Agreement dated as of December 10, 2004 between Lucent Technologies Inc. and The Bank of New York, as Warrant Agent. The Warrant Agreement and the form of certificate for the warrants are attached as
Exhibit 4.1 to Lucent's current report on Form 8-K, filed with the SEC on December 10, 2004 and incorporated by reference herein. The following description of the warrants does not purport to be complete and is qualified in its entirety by reference to such exhibit.

         Pursuant to the terms of the settlement of Case No. 00-CV-621(JAP) (In re Lucent Technologies Inc. Securities Litigation) brought in United States District Court for the District of New Jersey, Lucent has issued 200,000,000 warrants to approved members of the class of plaintiffs in that lawsuit. Each holder of a warrant has the right, which may be exercised on any business day until 5:00 p.m. on December 10, 2007, to purchase from Lucent the number of shares of Lucent common stock which the holder may at the time be entitled to receive upon payment of the exercise price then in effect for such warrant.

         Each warrant initially entitles the holder thereof, subject to adjustment pursuant to the terms of the Warrant Agreement, to purchase one share of common stock at an exercise price of $2.75 per share. The exercise price is payable in cash or by certified or official bank check payable to the order of the Warrant Agent or by wire transfer of funds to an account at the Warrant Agent designated by the Warrant Agent for such purpose.

         Lucent is not required to issue fractional shares of common stock on the exercise of warrants. In lieu of issuing fractional shares, Lucent shall pay an amount in cash equal to the current market value per share of common stock multiplied by such fraction, computed to the nearest whole cent.

         Upon the occurrence of certain events set forth in the Warrant Agreement, the number of shares of common stock issuable upon exercise of a warrant may be increased or reduced and the exercise price may be adjusted upward or downward. Subject to the exceptions specified in the Warrant Agreement, adjustments to the number of shares of common stock issuable upon exercise of a warrant and the exercise price may be made if Lucent:

          o pays a stock dividend or makes another distribution of shares of its common stock to holders of common stock;

          o subdivides or reclassifies its outstanding shares of common stock into a greater number of shares of common stock; or

          o combines or reclassifies its outstanding shares of common stock into a smaller number of shares of common stock.

         In case of (i) any capital reorganization, consolidation or merger of Lucent (other than the consolidation or merger of Lucent with or into another corporation in which Lucent is the continuing corporation and which does not result in any reclassification of its outstanding shares of common stock into shares of other stock or other securities, property or cash), or (ii) the sale of all or substantially all of Lucent's assets, the holders of warrants which have not been exercised (or otherwise expired or been terminated) will be entitled to receive, upon exercise of the warrants and payment of the exercise price, the kind and amount of consideration receivable by holders of Lucent's common stock in such capital reorganization, consolidation, merger or sale.

         Prior to the exercise of any warrant, holders of warrants are not entitled to any rights of a stockholder of Lucent, including, without limitation, the right to vote or to receive dividends or other distributions. Furthermore, the holders of warrants are not entitled to receive any notice of any proceedings of Lucent except in certain limited circumstances set forth in the Warrant Agreement.

Item 2:  Exhibits.

         The exhibits required to be filed as part of this registration statement are listed in the attached Exhibit Index.



                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                             LUCENT TECHNOLOGIES INC.
                                             ------------------------
                                                    Registrant


Date: December 20, 2004               By:    /s/ JOHN A. KRITZMACHER
                                             -------------------------
                                                 John A. Kritzmacher
                                             Senior Vice President and
                                                Corporate Controller




                                  EXHIBIT INDEX

     4.1 Warrant Agreement dated as of December 10, 2004 between Lucent Technologies Inc. and The Bank of New York, as warrant agent (incorporated by reference to Exhibit 4.1 to the registrant's current report on Form 8-K, filed with the SEC on December 10, 2004.